Exhibit 99.1

Zoom® Achieves PTCRB and FCC Certification for 14.4 Mbps Cellular Modem with GPS

August 26, 2015 – Zoom Telephonics (OTCQB: ZMTP) announced today that it has achieved PTCRB and FCC 15B certification for its model 4575 14.4 Mbps cellular modem with GPS.  Zoom intends to submit this product in September for AT&T® certification, a requirement for equipment manufacturers and value-added resellers who want to purchase volume AT&T cellular service plans at wholesale rates.

This is the first of the new ZoomCelltm line of cellular modems which Zoom plans to introduce in 2015 for AT&T and other GSM services.  Zoom will offer models with top speeds of 3.6 Mbps, 14.4 Mbps, and 100 Mbps (LTE).  Metal-cased and uncased models are available for each speed.  All models include serial and USB ports, a 30-pin header for optional plug-in to a motherboard, a micro-SIM slot, and a high-performance, flexible on-board switching power supply.  All models use a PTCRB and FCC 15C certified Huawei LGA module with built-in Qualcomm cellular radio technology. For a given speed, the cased and uncased models use the same electronics on a circuit board that’s approximately 3 inches by 3 inches.  Technical details are available at http://www.zoomtel.com/4575

Zoom’s cellular modems are designed to get equipment designers and value-added resellers to market fast with already certified low-cost modems.   Zoom’s modems are a good alternative for price-sensitive companies who want to avoid complex, time-consuming module integration.  The ZoomCell line of modems is also a good solution for companies who are dealing with AT&T’s planned sunsetting of its 2G network by January 1, 2017.

“These cellular modems are part of a major Zoom initiative to design and build modems, gateways, and multi-sensor cellular products that are certified by AT&T and Verizon,” said Frank Manning, Zoom’s President and CEO.  “We expect to sell our cellular modems primarily through distributors who specialize in this type of product, and we expect to be announcing important distributor agreements in the near future.”

For additional information, please contact OEM Sales, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617)753-0019, or email oemsales@zoomtel.com.

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and gateways, cellular modems and gateways, and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com .